Exhibit 10. 26

Summary of Changes to Compensation of Certain Executive Officers

On July 31, 2006, the Compensation Committee amended the vesting conditions of the non-qualified stock options previously awarded to Leon van Kraayenburg, Vice President of Finance of the Company, on June 17, 2006, to provide for continued vesting regardless of a termination of Continuous Service and that such options will accelerate and vest upon a termination of employment.  In addition, the Committee increased the salary of Russell D. Sammons, the Company’s Vice President of Operations, Richard Talley, President of the Company’s operating subsidiary, Biosource America, Inc., and Leon van Kraayenburg to $125,000 per year.